SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
     THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (the “Agreement”) entered into as of the 23rd day of December, 1991 by and among MEGAN ASSET MANAGEMENT, INC., a Delaware corporation (the “General Partner”), as general partner; FIRST AMERICAN HOLDINGS, INC. a Delaware corporation (“FAH”); and the limited partners identified on Exhibit A hereto (collectively, the “Limited Partners”; the General Partner and the Limited Partners are sometimes hereinafter referred to individually as a “Partner” and collectively as the “Partners”),
W I T N E S S E T H:
     WHEREAS, FAH, as general partner, and the Limited Partners (as successors in interest to certain partnerships (the “Debtor Partnerships”) of which they were the partners), as limited partners, are parties to the Amended and Restated Agreement and Certificate of Limited Partnership (the “Initial Partnership Agreement”) of Bayfield Low Income Housing Limited Partnership (the “Partnership”); and
     WHEREAS, the parties hereto wish to enter into this Agreement for the purposes of (i) admitting the General Partner as general partner of the Partnership, (ii) providing for the withdrawal of FAH from the Partnership, (iii) continuing the business of the Partnership with the newly admitted General Partner, and (iv) amending, restating and superseding in its entirety the Initial Partnership Agreement as hereinafter set forth;
     NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements hereinafter set forth, the Initial Partnership Agreement is hereby amended and restated in its entirety to read as follows:
ARTICLE I
GENERAL
     1.1 Primacy of Plan of Reorganization and the Management Agreement. The Partnership has been organized and will be operated in accordance with a Joint Plan of Reorganization of 52 Debtors Dated May 9, 1990 (In re Bayfield Estates Limited Partnership and Related Cases, Debtors; Chapter 11 Case Numbers 189-92514 through 189-92516, 189-92683, 189-92817 through 189-92823, 189-92838 through 189-82842 and 189-92955 through 189-92992; Jointly Administered), as amended, and confirmed by the United States Bankruptcy Court for the Eastern District of New York by an Order entered on the 13th day of July, 1990, as it may be modified or amended from time to time (the “Plan”). In the event of a conflict between the Plan and this Agreement, the Plan shall prevail.

     The Partnership will be managed in accordance with a Management Agreement dated as of the 10th day of July, 1990 by and between the Partnership and Megan Management Company, Inc. (the “Independent Manager”) approved by the United States Bankruptcy Court for the Eastern District of New York by an Order approving Independent Manager and Management Agreement entered on the 10th day of July, 1990, as it may be modified or amended from time to time (the “Management Agreement”). In the event of a conflict between the Management Agreement and this Agreement, the Management Agreement shall prevail. In the event of a conflict between the Management Agreement and the Plan, the Plan shall prevail.
     1.2 Definitions. Reference is made to Article XVIII of this Agreement and to Article I of the Plan for the definition of certain terms used throughout this Agreement.
     1.3 Partnership Continued. The parties to this Agreement hereby continue the Partnership as a limited partnership pursuant to the provisions of the Uniform Act.
     1.4 Name. The name of the Partnership shall continue to be: BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP.
     1.5 Effective Date. The effective date of the Initial Partnership Agreement is as of the 1st day of July, 1990. The effective date of this Agreement is December 23, 1991. The Limited Partners were admitted into the Partnership as limited partners effective as of the Admission Date.
     1.6 The Partners. The General Partner, having its principal place of business at 20 Carpenters Brook Road, Greenwich, Connecticut 06831 (or any successor to the Interest of the General Partner pursuant to the terms of this Agreement) shall be the general partner of the Partnership and the Limited Partners (and any additional or substitute limited partners) shall be the limited partners of the Partnership, as those terms are used in the Uniform Act. In accordance with the Plan, immediately subsequent to the execution of the Initial Partnership Agreement by FAH and the Debtor Partnerships and the contribution of Contributed Assets by the Debtor Partnerships pursuant to Section 5.2 hereof, each Debtor Partnership distributed its Partnership Interest to its respective limited partners (the “Investors”) pro rata in accordance with their relative interests in such Debtor Partnership and such Investors were admitted as substitute Limited Partners of the Partnership notwithstanding the provisions of Article XI hereof. For purposes of this Agreement, references to the Limited Partners shall be deemed to include their respective predecessor Debtor Partnerships, as the context may require.
ARTICLE II
TERM
     The Partnership shall continue for a period of sixty (60) years from the date the Initial Partnership Agreement was filed in the Office of the Secretary of State of Delaware.

ARTICLE III
PURPOSES AND POWERS
     3.1 Purpose. The sole purpose of the Partnership shall be (i) to acquire from the Limited Partners an equity interest as a limited partner in each of the Operating Partnerships, which will develop, own, hold, manage, operate, lease, mortgage, sell and otherwise deal with the Projects, (ii) to assume liabilities of the Limited Partners in accordance with the Plan, (iii) to fulfill such other undertakings of the Partnership as are set forth in the Plan, and (iv) to conduct such other activities as may be necessary or appropriate to carry out the foregoing.
     3.2 Powers. The Partnership shall have all powers reasonably necessary to achieve its purposes hereunder; provided, however, that the Partnership shall exercise such powers in accordance with the Plan.
ARTICLE IV
PRINCIPAL PLACE OF BUSINESS
     4.1 Location. The principal place of business of the Partnership shall be 20 Carpenters Brook Road, Greenwich, Connecticut 06831 or such other location as the General Partner may determine. The General Partner may establish such additional places of business of the Partnership as may be deemed necessary or desirable by the General Partner for the operation of the Partnership’s business.
     4.2 Notification. The General Partner shall deliver written notice to the Limited Partners and all interested parties under the Plan of any change in the address of the principal place of business of the Partnership and of the establishment, relocation or discontinuance of any additional place of business of the Partnership. The General Partner shall make any and all necessary filings with Governmental Agencies in connection with the establishment, relocation or discontinuance of any place of business of the Partnership, including, without limitation, the Partnership’s principal place of business.
ARTICLE V
CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS
     5.1 Capital of General Partners. $100 has been contributed to the Partnership by the General Partner.
     5.2 Capital of Limited Partners. The Contributed Assets have been contributed to the Partnership by the Limited Partners, subject to the liabilities of the Limited Partners in accordance with the Plan, and the Partnership has accepted the Contributed Assets subject to such liabilities.

     5.3 Investor Notes; Payments to Investors.
     (a) The Contributed Assets include the Investor Notes, subject to the rights of the Secured Lenders under each Secured Lender’s respective Loan Repayment and Security Agreement and the rights of certain Operating Partnerships under the Unfinanced Investor Note Security Agreement. Upon the contribution of the Contributed Assets to the Partnership, the Partnership has granted to each Secured Lender and to the Operating Partnerships that are a party to the Unfinanced Investor Note Security Agreement a perfected security interest in certain Contributed Assets in accordance with the Plan.
     (b) The General Partner is hereby authorized, without the consent of any other Partner, to require the Operating General Partners to purchase the Operating Interest of their respective Operating Partnership upon the occurrence of any event set forth in the related Operating Partnership Agreement giving rise to such purchase obligation (a “Purchase Event”). Furthermore, the General Partner is hereby authorized, without the consent of any other Partner, to require an Operating Partnership to return to the Partnership its capital contribution to such Operating Partnership as provided in the related Operating Partnership Agreement. If the General Partner elects to require such purchase and return of capital or if such purchase and return of capital is otherwise mandated under the terms of an Operating Partnership Agreement, the General Partner shall promptly send notice thereof to each Limited Partner. Thereafter, the General Partner shall have the option to (i) reinvest within 12 months of the Purchase Event the amount of capital returned to the Partnership in new Operating Partnerships pursuant to the standard set forth in the Investment Policies and Objectives section of the respective offering memoranda of the Debtor Partnerships, or (ii) distribute to the Limited Partners pro rata according to their respective paid-in Capital Contributions) as a return of capital the amount of capital returned to the Partnership by the terminated Operating Partnership. All Partnership funds then being held for the purpose of making payments of future capital contributions to the terminated Operating Partnership, and all Partnership funds subsequently received with respect to the terminated Operating Partnership shall first be used to make capital contributions to any new Operating Partnerships selected to replace the terminated Operating Partnership and to the extent not so used will be returned to the Limited Partners as provided in Section 10.1(a).
     (c) In the event that the Partnership receives from an Operating General Partner any LIHC Indemnification on account of LIHC Shortfall with respect to any Operating Partnership, then the LIHC indemnification shall be paid to the Limited Partners as provided in Section 10.1(a).
     5.4 Separate Obligations. Except as otherwise provided under the Plan and the Unfinanced Investor Note Security Agreement, the obligations of the Partnership to each of the Operating Partnerships shall be separate and distinct, and no action or circumstance with respect to one Operating Partnership shall affect the obligations of the Partnership to any other Operating Partnership or the obligations of the Limited Partners to the Partnership, except as set forth in Section 5.3 hereof.
     5.5 Sale of Notes, Pledge or Assignment of Proceeds by General Partner. Subject to the rights of the Secured Lenders under each Secured Lender’s respective Loan Repayment and Security Agreement and the rights of certain Operating Partnerships under the Unfinanced Investor Note Security Agreement, the General Partner, on behalf of the Partnership, may sell or assign the Investor Notes or the proceeds thereof to third parties in order to generate funds as required by the

Partnership and may also, on behalf of the Partnership, pledge or assign the proceeds of the Investor Notes, including any Installment, to any Partnership creditor (including the General Partner and its Affiliates) as security for any indebtedness of the Partnership (including, without limitation, the obligation to pay fees specified in this Agreement) to such creditor.
     5.6 Defaults. In the event any Limited Partner fails to pay any Installment or portion of any Installment when due, such Partner (a “Defaulting Limited Partner”) shall be in default hereunder. In such event, the General Partner may pursue any and all available legal remedies against such Defaulting Limited Partner, including those under such Defaulting Limited Partner’s Investor Note and Limited Partner Security Agreement, in order to collect the amount owed by such Defaulting Limited Partner to the Partnership.
     5.7 Capital Accounts. Each Partner shall have a Capital Account which shall be:
     (a) increased by (i) the amount of cash contributed by such Partner to the Partnership, (ii) the fair market value of property contributed by such Partner to the Partnership (net of liabilities securing such contributed property that the Partnership is considered to assume or take subject to under Code Section 752), (iii) allocations to such Partner of Partnership income and gain (or items thereof) made pursuant to Article IX hereof, and (iv) special allocations to such Partner of items in the nature of income or gain made pursuant to Article IX hereof; and
     (b) decreased by (i) the amount of cash distributed to such Partner by the Partnership (including distributions under Section 5.3(a) hereof), (ii) the fair market value of property distributed to such Partner by the Partnership (net of liabilities securing such distributed property that such Partner is considered to assume or take subject to under Code Section 752), (iii) allocations to him of expenditures which are not deductible by the Partnership for federal income tax purposes or which are not allowable as additions to the basis of Partnership property, (iv) allocations of Partnership loss and deduction (or item thereof) made pursuant to Article IX hereof, and (v) special allocations to such Partner of items in the nature of expenses or losses made pursuant to Article IX hereof.
     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Partnership or the Partners), are computed in order to comply with such Regulations, the General Partner may make such modification. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).
     5.8 Determination of Capital Accounts. The Capital Account of a Partner shall be determined after giving effect to all allocations of net income, net gains and net losses of the

Partnership for the current year and all distributions for such year in respect of transactions effected prior to the date as of which such determination is to be made. A Partner shall not be entitled to withdraw any part of his Capital Account or to receive any distribution from the Partnership, except as specifically provided in this Agreement. Any Partner, including any additional or substitute Partner, who shall receive a Partnership Interest or whose Partnership Interest shall be increased by means of a transfer to him of all or part of the Interest of another Partner, shall have a Capital Account which reflects such transfer. Loans by any Partner to the Partnership shall not be considered Capital Contributions and shall not increase the Capital Account of the lending Partner.
     5.9 No Additional Capital Contributions. The Limited Partners shall not be entitled or required to contribute any capital to the Partnership in addition to the Capital Contributions required herein except as provided by the Uniform Act or the Plan.
     5.10 Acquired Interest Same Class. Any Partner who shall acquire the Interest of any other Partner shall, with respect to the Interest so acquired, be deemed to be a Partner of the same class as his transferor.
     5.11 No Obligation to Return Capital. Neither the Partnership nor the General Partner shall be liable for the return of any portion of the Capital Contributions of any Limited Partner.
     5.12 No Interest Paid. No interest shall be paid on any Capital Contribution.
     5.13 No Requirement to Restore Deficit Balance in Capital Account. No Limited Partner shall have any liability to the Partnership, or any other Partner, or to the creditors of the Partnership on account of any deficit balance in such Partner’s Capital Account.
     5.14 Special Rights of Limited Partners. The Limited Partners, by a vote of the majority in Interest, shall have the right to:
(a)	remove the General Partner for “cause” in accordance with Section 12.4 hereof;

(b)	amend this Agreement in accordance with Article XVII hereof,

(c)	dissolve the Partnership in accordance with Article XIV hereof;

(d)	continue the business of the Partnership with a substitute General Partner; and

(e)	approve or disapprove the sale of all or substantially all of the assets of the Partnership at one time.
Notwithstanding the foregoing provisions of this Section 5.14, no removal of the General Partner or amendment of this Agreement shall affect the vested rights (including, without limitation, the right to receive any fees, allocable share of distributions, or profits and losses hereunder) or increase any of the obligations of the General Partner, without its prior written consent, and no amendment shall increase the liability of any Limited Partner or in any way reduce a Partner’s allocable share of assets, distributions, profits or losses hereunder without his written consent. The exercise of any rights provided for in subparagraphs (a) through (e) of this Section 5.14 shall each be subject to the prior receipt by the General Partner of an opinion of counsel acting on behalf of the Limited Partners to the effect that the exercise of the rights sought to be exercised under the circumstances then in question (i) will not be deemed taking part in the control of the business of the Partnership so as to result in the loss of any Limited Partner’s limited liability and (ii) will not result in the Partnership not being considered a partnership for federal income tax purposes.
     5.15 Meetings. The General Partner or Limited Partners holding more than 10% of the then outstanding Limited Partner Interests may call meetings of the Partnership for any matters for which the Limited Partners may vote as set forth in this Agreement. The General Partner shall give the Limited Partners written notice of the meeting so called which shall be scheduled not less than 15 nor more than 60 days from the date of notice (and, in the case of a meeting called upon request of the Limited Partners, shall be given within 10 days of the request). All meetings shall be held at the principal office of the Partnership.
ARTICLE VI
LIABILITIES OF THE PARTNERS
     6.1 Liability of Limited Partners.
     (a) Except as otherwise required by the Plan, the liability of the Limited Partners for any debt or other obligation of the Partnership shall be limited to the total amount of the Limited Partners’ Capital Contributions. The Limited Partners shall have no further liability for the debts or other obligations of the Partnership, nor shall they be required to contribute any additional capital or lend any monies to the Partnership except as may be required by the Uniform Act or the Plan.
     (b) In the event the Partnership is required, pursuant to an Operating Partnership Agreement or an applicable provision of the Uniform Limited Partnership Act (“ULPA”) in effect in a state where an Operating Partnership is organized, to return to any Operating Partnership any funds previously distributed by such Operating Partnership to the Partnership, which funds have been distributed by the Partnership, in turn, to the Limited Partners, the Limited Partners shall be required to return promptly to the Partnership that portion of such Partnership distribution (on a pro rata basis) as shall be required by the Partnership to meet its obligation to return funds to such Operating Partnership; provided, however, that the failure of any Limited Partner to return its pro rata portion of such Partnership distribution shall not limit the obligations of the Partnership to the Operating Partnership.
     6.2 Liability of General Partner. The General Partner and any successor to any interest of the General Partner shall be liable for the debts and other obligations of the Partnership to the extent such liabilities are not paid or discharged by the Partnership in the ordinary course of the Partnership’s business or are not limited to recourse against specific assets of the Partnership. The General Partner shall not be personally liable with respect to the Loan Agreements, Mortgages or Mortgage Notes executed pursuant to the Loan Agreements by the Operating Partnerships.

ARTICLE VII
RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNER
     7.1 Authority and Powers of the General Partner. Except as limited herein, by the Plan or by the Management Agreement, the General Partner shall have full, exclusive and complete discretion in the management and control of the Partnership. The General Partner shall manage and control the affairs of the Partnership and conduct the operations contemplated under this Agreement in a careful and prudent manner and in accordance with good industry practice.
     Subject to the terms of the Plan and the Management Agreement, the General Partner shall have full power and authority to execute all documents and take all other actions on behalf of the Partnership, thereby binding the Partnership. The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the General Partner’s possession or control. The General Partner shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Partnership.
     Subject to any limitations expressly set forth in this Agreement, and except for those powers and duties delegated to the Independent Manager pursuant to the Management Agreement, the General Partner shall perform or cause to be performed (to the extent not already so performed), in furtherance of the purposes of the Partnership, at the Partnership’s expense and in its name, the acquisition of an equity interest as a limited partner in each Operating Partnership (“Operating Interest”) and the negotiation and coordination of contracts and subcontracts which the General Partner deems necessary, in its sole discretion, for the operation of the Partnership and its business. Without limiting the generality of the foregoing and subject to the Plan and the Management Agreement, the General Partner is expressly authorized to do the following things on behalf of the Partnership:
     (a) acquire the Operating Interests and enter into the Operating Partnership Agreements and all other agreements, instruments and documents as may be required by the Operating General Partners in connection with the admission of the Partnership as a limited partner of the Operating Partnerships;
     (b) give the consent of the Partnership in its capacity as a limited partner of an Operating Partnership to any action proposed to be taken by such Operating Partnership which under the provisions of its Operating Partnership Agreement requires the consent of the limited partners;
     (c) take and hold all Partnership property, real, personal and mixed, in the Partnership’s name;
     (d) enter into, on behalf of the Partnership or its nominee, any agreement with any person, firm or corporation, including the General Partner or any Affiliate of the General Partner, requiring such person to perform services for the Partnership or to assist the General Partner in the management of the Partnership or its business, provided that, in the case of agreements entered into with the General Partner or any Affiliate of the General Partner:

     (i) the compensation to be paid the Affiliate shall be reasonable;
     (ii) the services to be performed shall be appropriate for the management of the Partnership or its business; and
     (iii) the agreement shall be no less favorable to the Partnership than it would be if negotiated on an arm’s-length basis with an independent third party;
     (e) lend monies to the Partnership, or permit any Affiliate of the General Partner to lend such monies, but only on terms which are no less favorable to the Partnership than the Partnership could have obtained in an arm’s-length transaction with an independent third party;
     (f) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Partnership, and secure the same by grant of security interests in assets of the Partnership, including, without limitation, the Investor Notes;
     (g) sell or assign the Investor Notes in furtherance of any or all of the purposes of the Partnership;
     (h) make such elections under the Code, and other relevant tax laws as to the treatment of items of Partnership income, gain, loss, deduction and credit, and as to all other relevant matters, as the General Partner deems necessary or appropriate, including, without limitation, elections referred to in Section 754 of the Code, selection of the manner and method of determining depreciation of the capital assets of the Partnership, determination of which items of cash outlay are to be capitalized or treated as current expenses, and selection of the method of accounting and bookkeeping procedures to be used by the Partnership;
     (i) open and maintain one or more Partnership bank accounts in which all monies received by the Partnership shall be deposited;
     (j) delegate any or all of the duties of the General Partner hereunder to employees of the Partnership, Affiliates of the General Partner, and other third parties;
     (k) represent the Partnership before any Governmental Agency with full powers to perform such acts and execute such documents as the General Partner may deem appropriate for the business of the Partnership;
     (l) lease, sell, exchange, refinance or grant an option for the sale of all or any portion of the real or personal property of the Partnership, including the Operating Interests, at such rental, price or amount, for cash, securities or other property, and upon such terms as the General Partner may deem appropriate;
     (m) execute and deliver on behalf of and in the name of the Partnership, or in the name of a nominee of the Partnership, deeds, deeds of trust, notes, leases, subleases, mortgages, bills of sale, financing statements, security agreements, easements and any and all other instruments appropriate to the conduct of the Partnership’s business and the financing thereof;

     (n) admit additional or substitute Limited Partners providing, however, that the admission of such additional or substitute Limited Partners shall not result in the reduction of the existing Limited Partners’ Interest in Capital;
     (o) coordinate accounting and clerical functions of the Partnership and employ such accountants, lawyers, managers, agents and other management or service personnel as may, in the judgment of the General Partner, be required to carry on the business of the Partnership;
     (p) devote only such time to the business of the Partnership as the General Partner may deem appropriate; and
     (q) take all actions and execute all documents which are required to enable the Partnership to carry out the intendments of the Plan, including but not limited to all actions required to be taken by the Partnership as successor to the Debtors under the Plan.
     7.2 Limitations on Powers of the General Partner. Notwithstanding the generality of the foregoing, the General Partner shall not be empowered to do any of the following:
     (a) any act in contravention of the Plan and any agreements entered into by the Partnership pursuant to the Plan, the Management Agreement and any agreements entered into by the Independent Manager pursuant to the Management Agreement, this Agreement or the Uniform Act;
     (b) any act (other than the sale or other disposition of the Operating Interests as provided herein or in the Plan) which would make it impossible to carry on the ordinary business of the Partnership;
     (c) confess a judgment against the Partnership;
     (d) possess Partnership property or assign any rights in specific Partnership property (other than the Investor Notes) for other than a Partnership purpose;
     (e) admit a person or entity into the Partnership as a general partner, other than persons having substantial net worth, which admission shall be subject to the consent of a majority in Interest of the Limited Partners, who shall not unreasonably withhold such consent;
     (f) continue the business of the Partnership with Partnership property on the death, incompetency, insolvency or retirement of, or the occurrence of an Event of Bankruptcy with respect to, a last remaining General Partner, except as herein specifically permitted;
     (g) change or reorganize the Partnership into any other legal form;
     (h) require the Limited Partners to make any contribution to the capital of the Partnership not permitted in this Agreement or required by the Plan;
     (i) do any act required to be approved or ratified by the Limited Partners, the Independent Manager or others under the Uniform Act or the Plan, unless such approval or ratification is obtained;
     (j) lend any Partnership funds to the General Partner or any Affiliate of the General Partner;
     (k) permit the Partnership to acquire any property from another partnership in which the General Partner or any Affiliate of the General Partner has an interest, or any other property from the General Partner or any Affiliate of the General Partner;

     (l) permit the Partnership to sell any of its properties to the General Partner or to any Affiliate of the General Partner;
     (m) permit the Partnership to acquire property in exchange for an Interest in the Partnership;
     (n) permit the Partnership to grant the General Partner an exclusive right to sell the Partnership’s property;
     (o) permit the Partnership to directly or indirectly pay the General Partner a commission or fee in connection with the reinvestment or distribution of the proceeds of the resale, exchange or refinancing of property belonging to the Partnership; provided, however, that nothing in this Agreement shall be construed to preclude the General Partner or any of its Affiliates from providing and being compensated by the Partnership for any services (including but not limited to services in connection with the identification, analysis, due diligence review, development and construction) relating to the purchase by the Partnership of interests in partnerships which own, or are intended to own, projects intended to qualify for LIHC to replace Operating Partnerships in which the Partnership no longer has an interest, as contemplated by the Plan, provided that the commissions and fees charged therefor do not exceed those generally charged by or to others (as applicable) for comparable services;
     (p) receive any rebates or give-ups or participate in any reciprocal business arrangements in circumvention of this restriction; or
     (q) permit any Partnership funds to be commingled with the funds of any other person.
     7.3 No Management by Limited Partners. The Limited Partners shall take no part in the conduct or control of the Partnership’s business and shall have no right or authority to act for or to bind the Partnership. The exercise of any of the rights and powers of the Limited Partners pursuant to the terms of this Agreement shall not be deemed taking part in the day-today affairs of the Partnership or the exercise of control over the affairs of the Partnership.
     7.4 Other Permissible Activities. Any Partner or any Affiliate of any Partner may engage in or possess an interest in other business ventures of any nature or description independently or with others, including, without limitation, the real estate business in all its phases, which may include the ownership, operation, management, syndication and development of real property, and neither the Partnership nor any Partner shall have any rights in or to such independent ventures or the income or profits derived therefrom solely by reason of this Agreement. It is specifically agreed that such other independent ventures may compete directly or indirectly with the Partnership.
ARTICLE VIII
INDEMNIFICATION OF THE GENERAL PARTNER
     8.1 Indemnification of the General Partner.
     (a) The General Partner and its Affiliates shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership or any Partner which arises out of any action or inaction of the General Partner or any of its Affiliates if (i) the General Partner or such Affiliate, in good faith, determined that such course of conduct was in the best interest of the Partnership and (ii) such course of conduct did not constitute negligence or misconduct of the General Partner or such Affiliate. The Partnership shall indemnify and hold harmless the General Partner and its Affiliates for any loss, damage, liability, expense and amounts paid in settlement of any claims (including reasonable attorneys’ fees) sustained by them in connection with the Partnership, provided that the same were not the result of negligence or misconduct on the part of the General Partner or its Affiliates.
     (b) For purposes of this Article VIII only, the term “Affiliate” shall mean any person performing services on behalf of the Partnership who (i) directly or indirectly controls, is controlled by or is under common control with the General Partner; (ii) owns or controls 10% or more of the outstanding voting securities of the General Partner; (iii) is an officer, director, partner or trustee of the General Partner; or (iv) is a company for which the General Partner acts as an officer, director, partner or trustee.
     8.2 Indemnification of Partnership and the Limited Partners. The General Partner shall indemnify and hold harmless the Partnership and the Limited Partners for any loss, damage, liability, expense and amounts paid in settlement of any claims (including reasonable attorneys’ fees) sustained by any of them by reason of any action or inaction of the General Partner or any of its Affiliates which constitutes negligence or misconduct of the General Partner or an Affiliate thereof. If and to the extent that the Partnership is not made whole by the General Partner under the preceding sentence and a Limited Partner incurs losses, damages and liabilities covered by this indemnification, the General Partner will promptly indemnify and hold such Limited Partner harmless from and against such losses, damages and liabilities. Notwithstanding the foregoing, the General Partner shall not be liable to a Limited Partner or to the Partnership for any action or inaction for which the Partnership is required to indemnify the General Partner or any Affiliate thereof under Section 8.1 hereof.
     8.3 Indemnification for Violations Arising Under Federal or State Securities Laws. Notwithstanding Sections 8.1 and 8.2 hereof, the General Partner and its Affiliates and any person acting as a broker-dealer shall not be indemnified for any losses, liabilities or expenses arising under federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee. In any claim for indemnification for federal or state securities law violation involving a resident of the Commonwealth of Massachusetts, the party seeking indemnification shall place before the court the position of the Securities and Exchange Commission and the Massachusetts Securities Division with respect to the issue of indemnification for securities law violations.

     8.4 Indemnity Premiums Not Reimbursable. The Partnership shall not incur the cost of that portion of any insurance which insures any party against any liability the indemnification of which is prohibited by this Article VIII.
ARTICLE IX
ALLOCATIONS
     9.1 Income and Losses. Except as otherwise provided in this Agreement, the profits, gains and losses of the Partnership shall be determined each year in accordance with the accounting methods followed by the Partnership for federal income tax purposes and shall be allocated among the Partners as follows:
     (a) Losses. Net taxable losses for any year shall be allocated:
     (i) First, to each Partner up to an amount of loss equal to the excess, if any, of (A) the aggregate amount of income allocated to such Partner in prior years under Section 9.1(b)(v), over (B) the aggregate amount of loss allocated to such Partner in prior years under this Section 9.1(a)(i), pro rata in proportion to the respective amounts of such excess;
     (ii) Then, to each Partner up to an amount of loss equal to the excess, if any, of (A) the sum of (1) such Partner’s capital contributions plus (2) the aggregate amount of income allocated in prior years to such Partner under Section 9.1(b)(iv) hereof, over (B) the sum of (1) the cumulative aggregate amount distributed to such Partner under (a) Section 10.1(a) prior to the reduction of such Partner’s Unrecovered Capital to zero, and (b) Section 10.1(b), plus (2) the aggregate amount of loss allocated in prior years to such Partner under this Section 9.1(a)(ii) and under Article IX of the Initial Partnership Agreement, pro rata in proportion to the respective amounts of such excess; and
     (iii) Then, 1% to the General Partner and 99% to the Partners in proportion to their respective Interests in Capital.
     (b) Profits. Net taxable income shall be allocated:
     (i) First, to each Partner up to an amount of income equal to the excess, if any, of (A) the cumulative aggregate amount distributed to such Partner under Section 10.1(a) after such Partner’s Unrecovered Capital has been reduced to zero, over (B) the aggregate amount of income allocated to such Partner in prior years under this Section 9.1(b)(i), pro rata in proportion to the respective amounts of such excess;
     (ii) Then, in years after 1994, to each Partner up to an amount of income equal to the excess, if any, of (A) the cumulative aggregate amount distributed to such Partner under Section 10.1(c) and (d), over (B) the aggregate amount of income allocated to such Partner in prior years under this Section 9.1(b)(ii), pro rata in proportion to the respective amounts of such excess;

     (iii) Then, to each Partner up to an amount of income equal to the excess, if any, of (A) the aggregate amount of loss allocated to such Partner in prior years under Section 9.1(a)(iii), over (B) the aggregate amount of income allocated to such Partner in prior years under this Section 9.1(b)(iii), pro rata in proportion to the respective amounts of such excess;
     (iv) Then, to each Partner up to an amount of income equal to the excess, if any, of (A) the aggregate amount of loss allocated to such Partner in prior years under Section 9.1(a)(ii), over (B) the aggregate amount of income allocated to such Partner in prior years under this Section 9.1(b)(iv), pro rata in proportion to the respective amounts of such excess; and
     (v) Then, to the Partners in proportion to their Residual Percentages.
     9.2 Allocation of Gain or Loss on Liquidation. Net gain or net loss realized by the Partnership upon the sale of all or substantially all of its assets or otherwise in connection with the dissolution and liquidation of the Partnership shall be allocated to the Partners (after allocating to them (i) all other net income or net losses of the Partnership for the then current year in accordance with Section 9.1 hereof and (ii) any items allocable under Section 9.4 or 9.5 hereof (including in connection with such sale), in such amounts that to the extent possible the respective balances of their capital accounts shall equal, or be in proportion to, the amounts to be distributed to them under Section 10.2. Not-withstanding anything contained herein to the contrary, all distributions shall be made in proportion to the positive balances in the Partners’ Capital Accounts after taking into account all allocations of net income or net loss pursuant to this Section 9.2.
     9.3 Cost Recovery, Depreciation and LIHC Recapture. Notwithstanding the provisions of Sections 9.1 and 9.2 above, if any item to be allocated pursuant thereto includes gain to be treated by the Partnership as ordinary income for federal income tax purposes because it is attributable to the recapture of depreciation or cost recovery deductions or to LIHC Recapture, such ordinary income shall be allocated to the Partners in the same proportion as such deductions or credits were allocated.
     9.4 Qualified Income Offset. Notwithstanding anything in this Article IX to the contrary, in the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which cause a deficit or increase the deficit in the Partner’s Capital Account, items of Partnership gross income and gain shall be allocated to such Partner in an amount and manner sufficient to eliminate the deficit in its Capital Account as quickly as possible; provided, however, that for this purpose, a Partner’s Capital Account shall be increased by its share of the Partnership minimum gain as of the end of the Partnership taxable year. It is the intention of the Partners that this Section 9.4 be treated as a “qualified income offset” within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(d).
     9.5 Minimum Gain.
     (a) Nonrecourse Deductions. Nonrecourse deductions of the Partnership shall be determined as provided in Treas. Reg. § 1.704-2(c). Partner nonrecourse deductions shall be determined as provided in Treas. Reg. § 1.704-2(i)(2), and shall be allocated to the Partner that bears the economic risk of loss with respect to the debt to which such partner nonrecourse deduction is attributable.
     (b) Distributions of Nonrecourse Financing Proceeds. If the Partnership makes a distribution to the Partners that is allocable to the proceeds of any nonrecourse liability of the Partnership, or of any other partnership in which the Partnership has an interest, such distribution shall be allocable to an increase in Partnership minimum gain as provided in Treas. Reg. § 1.704-2(h) and Treas. Reg. § 1.704-2(i)(6).
     (c) Minimum Gain. The amount of Partnership minimum gain shall be determined as provided in Treas. Reg. § 1.704-2(d) and Treas. Reg. § 1.704-2(i)(3). Each Partner’s share of Partnership minimum gain shall be determined as provided in Treas. Reg. § 1.704-2(g) and Treas. Reg. § 1.704-2(i)(5).
     (d) Minimum Gain Chargeback. If there is a net decrease in Partnership minimum gain for a Partnership tax year, the Partners shall be allocated items of Partnership income and gain as provided in Treas. Reg. § 1.704-2(f). Notwithstanding the foregoing, to the extent such net decrease is attributable to a partner nonrecourse debt, then any Partner with a share of the minimum gain attributable to such debt shall be allocated items of income and gain as provided in Treas. Reg. § 1.704-2(i)(4).
     (e) Operating Partnerships. Consistent with the provisions of paragraphs (a) through (d) hereof, the rules of Treas. Reg. § 1.704-2(k) shall apply in allocating minimum gain items attributable to the Operating Partnerships.
     (f) General. The General Partner, with the advice of the Partnership’s accountants, shall make all determinations necessary in connection with the implementation of the foregoing minimum gain provisions.
     9.6 Regulatory Allocations. The allocations set forth in Sections 9.4 and 9.5 (the “Regulatory Allocations”) are intended to comply with certain requirements of Treas. Reg. §§ 1.704-1(b) and 1.704-2. The Regulatory Allocations might not be consistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the General Partner is hereby authorized to allocate other items of income, gain, loss, and deduction among the Partners so as, to the extent possible, to prevent the Regulatory Allocations from causing the manner in which Partnership distributions will be divided among the Partners pursuant to this Agreement to be different from the intended division of Partnership distributions. In general, the Partners anticipate that this will be accomplished by specially allocating other items of Partnership income, gain, loss, and deduction among the Partners so that, to the extent possible, the net amount of the Regulatory Allocations and such other items allocated to each Partner shall be equal to the net amount that would have been allocated to such Partner if the Regulatory Allocations had not occurred.
     9.7 Credits. Credits arising in any taxable year of the Partnership shall be allocated to the Partners in proportion to the respective amounts of income or loss allocated to them for such year.
     9.8 Allocation of Nonrecourse Liabilities. For purposes of Treas. Reg. § 1.752-3(a), the Partners’ interests in the profits of the Partnership shall equal their respective Interests in Capital.

     9.9 Distributions In Kind. All distributions of Partnership property in kind shall be valued at their fair market value as of the date of distribution, and the amount of any gain or loss that would be realized by the Partnership if it were to sell such property at such fair market value shall be allocated to the Partners under Section 9.1 or Section 9.2 hereof, as applicable.
     9.10 Allocations to Partners with Varying Interests. If, during any taxable year there is a change in any Partner’s Interest in Capital of the Partnership, each Partner’s distributive share of Partnership Tax Items shall be determined by (i) allocating such Tax Items to the appropriate monthly period and (ii) allocating the Tax Items attributable to each such period to the Partners in accordance with their respective Interests in Capital of the Partnership as of the beginning of each such period.
     9.11 Special Provisions. Notwithstanding the foregoing provisions in this Article IX:
     (a) Unless the General Partner in its sole discretion determines otherwise, a Defaulting Limited Partner will not be allocated any Tax Items in respect of his Limited Partner interest from and after the first day of the calendar month during which his default occurs until such time as said default is cured; and until such default is cured, the allocation of such Tax Items shall be made to the other Partners in proportion to their respective Interests in Capital, and shall be treated as having been made to such other Partners under the applicable provision of Section 9.1 or 9.2.
     (b) If there is one or more Elector under Section 17.4 hereof, then notwithstanding anything in this Agreement to the contrary all items of income, loss and credit shall be allocated to the Electors as provided in Section 17.4 and the difference between such allocation and the amount otherwise allocable to the Electors under this Article IX shall be allocated to the other Partners in proportion to their respective Interests in Capital (subject to Section 9.11(a) hereof), and shall be treated as having been made to such other Partners under the applicable provision of Section 9.1 or 9.2.
     (c) If any Partnership expenditure treated as a deduction on the Partnerships’ federal income tax return is disallowed as in deduction and treated as a distribution pursuant to Section 731(a) of the Code, there shall be a special allocation of gross income to the Partner deemed to have received such distribution equal to the amount of such distribution.
     (d) To the extent that any difference between the tax basis and agreed book value of any item of Partnership property result in a variation between the depreciation, amortization, and gain or loss as computed for book purpose and tax reporting purposes with respect to such property, the Capital Accounts of the Partners shall reflect only the adjustments made for book purposes and the variation in such items for tax purposes shall be allocated among the Partners in a manner that takes into account the variation between the adjusted tax basis of Partnership property and its agreed book value in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Partnership are taken into account in determining the Partners’ shares of Tax Items under Section 704(c) of the Code.

ARTICLE X
DISTRIBUTIONS
     10.1 General. Except as otherwise provided by the Plan, after payment of, or provision for, all current expenses, liabilities and debts of the Partnership, including any reasonable additions to reserves as may be determined by the General Partner, provided the Partnership is not being dissolved or terminated, the remaining funds of the Partnership in any year (including without limitation amounts distributable pursuant to Section 5.3 hereof) shall be distributed in the following manner:
     (a) First, to the Limited Partners in proportion to their Interests in Capital, all amounts distributable for such year as provided in Section 5.3 hereof;
     (b) Then, to the Partners in an amount equal to the Partners’ aggregate Unrecovered Capital, pro rata in proportion to each Partner’s respective Uncovered Capital;
     (c) Then, to the Limited Partners in proportion to their Interests in Capital, in an amount equal to the excess of (i) interest at the rate of 10% per annum on the amount distributable from time to time under Section 10.1(d) hereof, over (ii) the aggregate amount previously distributed under this Section 10.1(c);
     (d) Then, to the Limited Partners in proportion to their Interests in Capital, in an amount equal to the excess of (i) 20% of the Limited Partners’ aggregate Unrecovered Capital as of January 1, 1995, over (ii) the aggregate amount previously distributed under this Section 10.1(d); and
     (e) Then to the Partners in proportion to their respective Residual Percentages.
     10.2 Liquidating Distribution. Except as otherwise required by the Plan, in the event of a liquidation of the Partnership (as defined in Treas. Reg. § 1.704-1; hereinafter called a “Liquidation”), the assets of the Partnership shall be applied or distributed as follows:
     (a) first, to the payment of all debts and liabilities of the Partnership, including (i) Expenses arising from the Liquidation and (ii) any loans or advances from the General Partner or any of its Affiliates;
     (b) second, to the establishment of a reserve deemed by the General Partner to be appropriate to meet any contingencies arising from the occurrence of the Liquidation; and
     (c) third, to all the Partners as provided in Section 10.1 and Section 9.2.
     10.3 No Right to Partnership Property. No Partner shall be entitled to demand or receive property other than cash in return for his Capital Contribution and, to the maximum extent permissible under applicable law, each Partner hereby waives all right to partition of the Operating Interests.

     10.4 Special Provisions.
     (a) Notwithstanding the foregoing provisions of this Article X, unless the General Partner in its sole discretion determines otherwise, a Defaulting Limited Partner will not be entitled to receive any distribution in respect of his Limited Partner Interest from and after the first day of the calendar month during which his default occurs until such time as said default is cured; and until such default is cured, all such distributions shall be made to the other Partners in proportion to their respective Interests in Capital and shall be treated as having been made to such other Partners under the applicable provision of Section 10.1 or Section 10.2.
     (b) If there is one or more Elector under Section 17.4 hereof, then notwithstanding anything in this Agreement to the contrary all distributions to the Electors shall be determined as provided in Section 17.4 and the difference between each such distribution and the amount otherwise distributable to the Electors under this Article X shall be allocated to the other Partners in proportion to their respective Interests in Capital (subject to Section 10.4(a) hereof), and shall be treated as having been made to such other Partners under the applicable provision of Section 10.1 or 10.2.
ARTICLE XI
TRANSFER OF A LIMITED PARTNER’S INTEREST
     11.1 Transfer of a Limited Partner’s Interest. No Limited Partner’s Interest shall be assigned, sold, transferred, pledged, hypothecated or otherwise disposed of or encumbered, in whole or in part, whether by operation of law or otherwise, except as expressly provided in this Article XI.
     11.2 Application in Event of Unforeseeable Circumstances. Each Limited Partner has represented that he has subscribed to his Partnership Interest with the intent of holding such Interest for his own account for investment purposes only and not with a view toward the resale or distribution thereof. Notwithstanding the foregoing, in the event of the occurrence of circumstances unforeseen at the time of such subscription, a Limited Partner may apply to the General Partner for consent to the transfer of his Interest, provided that the following conditions are met:
     (a) the transferring Limited Partner shall propose, in writing, to assign all or part of his Interest and present a proposed transferee who shall in the sole discretion of the General Partner or the Independent Manager, be able to meet the appropriate investor suitability standards;
     (b) the transferring Limited Partner shall at his sole expense, furnish to the General Partner an opinion of counsel that the proposed transfer will not result in a termination of the Partnership, its taxable year or its status as a partnership for federal income tax purposes and that the proposed transfer is in conformity with all applicable state and federal securities laws, which opinion must be concurred in by counsel to the Partnership;
     (c) the proposed transferee shall deliver to the General Partner a statement that he is acquiring such Partnership Interest for his own account, for investment and not with a view toward the distribution or resale thereof, together with copies of the instrument of transfer or assignment and any related documents, which must be satisfactory in form and substance to the General Partner;
     (d) the proposed transferee shall execute and deliver to the General Partner a Subscription Agreement and Power of Attorney, a Confidential Purchaser Suitability Questionnaire, an Investor Note and a related security agreement, a written agreement to be bound by the terms and conditions hereof, and such other documents as the General Partner or the Independent Manager may require, all in such form and substance as may be required by the General Partner;
     (e) unless expressly waived by the General Partner, counsel to the Partnership shall issue its written opinion that the proposed transfer will comply with all applicable rules and regulations of Governmental Agencies; and
     (f) the proposed transferor shall pay all necessary and reasonable filing fees, counsel fees and other expenses incurred by the Partnership, as determined by the General Partner or the Independent Manager, by reason of the proposed transfer.
     11.3 Effective Date of Transfer. Notwithstanding the foregoing, transfers of Partnership Interests pursuant to Section 11.2 above shall be made and shall become effective only on the first day of the month such transfer is approved by the General Partner and all requisite documents and instruments of transfer have been executed and delivered.
     11.4 Pledge of Partnership Interest. Any Limited Partner wishing to pledge, hypothecate or otherwise encumber his Partnership Interest shall be required to comply with such provisions of Section 11.2 hereof as, in the opinion of the General Partner, are appropriate.
     11.5 Right of the General Partner to Refuse. Notwithstanding anything to the contrary contained in this Article XI, the General Partner shall have the absolute right, for any cause or for no cause whatsoever, to refuse to allow the transfer, assignment, sale, pledge hypothecation or other disposition or encumbrance of all or any part of any Partnership Interest. In no case shall any transfer be effective unless and until all the requirements of this Article XI have been fulfilled in their entirety, unless specifically waived in writing by, the General Partner.
     11.6 Death of a Limited Partner. The death or dissolution of a Limited Partner shall neither dissolve nor terminate the Partnership. Notwithstanding any other provisions of this Article XI, upon the death of a Limited Partner, his heirs, estate or legal representative shall be substituted as a Limited Partner in his stead upon the proper execution by such person or persons of the documents prescribed by paragraph 11.2(d) hereof. All Costs incurred by the Partnership in connection with such substitution shall be paid by the substituted Limited Partner.
     11.7 Assignment to Minor or Incompetent. In no event may all or any part of a Limited Partnership Interest be assigned or transferred, except by operation of law, to any infant or incompetent person and any such attempted or purported assignment shall be null and void and shall not bind the Partnership.
     11.8 Survival of Obligations. Notwithstanding the transfer of any Partnership Interest hereunder, the transferring Limited Partner, or his heirs, estate or legal representative shall remain liable to the Partnership for any obligations to the Partnership which he may have incurred up to and including the date of transfer.
     11.9 Section 708 Termination. No transfer of a Partnership Interest which, in the opinion of counsel to the Partnership, will or may result in a termination of the Partnership for federal income tax purposes under Section 708 of the Code will be permitted.
     11.10 Deemed Transfer. Notwithstanding the foregoing provisions of this Article XI, if a transfer of a Partnership Interest would otherwise occur, whether voluntarily or by operation of law, which would (i) prevent the Partnership from utilizing any method of accelerated depreciation available under the Code, (ii) cause the Partnership not to be classified as a partnership for federal income tax purposes, or (iii) result in the recapture of LIHC for Limited Partners other than the transferor Limited Partner, then such Partnership Interest will be deemed to have been sold to the Partnership immediately before the transfer would otherwise occur. In such event the purchase price for the Interest shall be the amount by which, in the reasonable judgment of the General Partner, the fair market value of the Interest exceeds the expenses the Partnership incurs in connection with the purchase and resale of such Interest.
     11.11 Secured Lenders’ and Operating Partnerships’ Security Interests. Notwithstanding the foregoing provisions of this Article XI, the pledge of the Limited Partners’ limited partnership interests in the Partnership to the Secured Lenders under each Secured Lender’s respective Loan Repayment and Security Agreement and to the operating Partnerships under the Unfinanced investor Note Security Agreement as contemplated in the Plan shall not be subject to this Article.
ARTICLE XII
WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER
     12.1 Consent Required. Neither the General Partner nor any additional or substitute General Partner may withdraw from the Partnership without the prior written consent of a majority in Interest of the Limited Partners.
     12.2 Nomination of Successor. Upon the withdrawal of a last remaining General Partner, such General Partner shall, at the request of the Limited Partners, nominate a successor General Partner who, in the opinion of the withdrawing General Partner, has sufficient skill, expertise and financial net worth to properly act as a successor General Partner.
     12.3 Consequences of Withdrawal. Upon the Withdrawal of the General Partner or any additional or substitute General Partner pursuant to this Article XII, the withdrawing General Partner shall be entitled to receive any positive balance in his Capital Account, adjusted to the date of his retirement, and all amounts owed him by the Partnership by reason of this Agreement or otherwise. The Partnership may withhold by way of offset any amounts due it from such withdrawing General Partner and any claim for damages which, in the opinion of counsel to the Partnership, have been caused to the Partnership by such withdrawing General Partner.
     12.4 Removal of the General Partner. The General Partner may be removed for “cause” (as defined below) at any time by notice in writing sent to him by a person representing a majority in

Interest of the Limited Partners. As used herein, “cause” shall mean (i) any breach by the General Partner of a material provision of this Agreement and the failure of the General Partner to remedy such breach within 30 days after written notice of such breach is sent to him by a person representing a majority in Interest of the Limited Partners; or (ii) any act of fraud, misappropriation or embezzlement by the General Partner or any Affiliate of the General Partner from or with respect to the Partnership; or (iii) the occurrence of an Event of Bankruptcy with respect to the General Partner.
     12.5 Diligent Pursuit of Corrective Action. Notwithstanding anything to the contrary contained in Section 12.4 above, if a default by the General Partner hereunder be such that it cannot be corrected within the said 30 day period, it shall not constitute a default hereunder if corrective action is instituted by such defaulting General Partner within such period and diligently pursued until such default is corrected.
     12.6 Payment to FAH. The Partnership is making payments to FAH in the aggregate amount of $200,000 pursuant to the provisions of Letter Agreements dated December 4, and December 23, 1991 between the Partnership and FAH. Such payments shall be treated as guaranteed payments within the meaning of Section 736(a)(2) of the Code and for income tax purposes FAH shall be treated as a Partner of the Partnership, as provided by Treas. Reg. ' 1.736-1(a)(1)(ii), until all such payments have been completed. Notwithstanding any other provision of this Agreement or the Initial Partnership Agreement to the contrary, such payments shall be the sole obligations of the Partnership to FAH.
ARTICLE XIII
DEATH, DISABILITY OR DISSOLUTION OF THE LAST
REMAINING GENERAL PARTNER
          Upon the death, disability, dissolution, or occurrence of an event of bankruptcy with respect to the General Partner, Gary Maddock shall act temporarily as general partner and, within 60 days of such death or disability, nominate one or more persons to replace such General Partner, which nominee(s) must be approved by a majority in Interest of the Limited Partners. If the Limited Partners do not within 30 days of such nomination, either accept the nominee or make their own nomination of a successor General Partner, the Partnership shall be dissolved as provided elsewhere in this Agreement.
ARTICLE XIV
DISSOLUTION AND TERMINATION
     14.1 Causes of Termination. Except as provided elsewhere in this Agreement, the Partnership shall be dissolved and its business wound up upon the earliest to occur of the following:
     (a) December 31, 2050;
     (b) the decision by the General Partner to dissolve the Partnership, provided such decision is agreed to by a majority in Interest of the Limited Partners;

     (c) an Event of Bankruptcy with respect to the Partnership;
     (d) the death, incompetency or withdrawal of, or the occurrence of an Event of Bankruptcy with respect to, a last remaining General Partner;
     (e) the sale or other disposition of all or substantially all of the Partnership’s assets; or
     (f) the entry of a final decree of dissolution of the Partnership by a court of competent jurisdiction.
     14.2 No Release. The dissolution of the Partnership shall not release or relieve the parties hereto of their obligations under this Agreement accrued through the date of such dissolution.
     14.3 Distribution on Dissolution. Upon the dissolution of the Partnership, the General Partner (or for purposes of this Section, its trustee, receiver or successor) shall cause the cancellation of this Agreement, liquidate the Partnership’s assets and distribute the proceeds therefrom to the Partners in accordance with the provisions of Article X hereof. Notwithstanding the foregoing, if, during Liquidation, the General Partner determines that an immediate sale of part or all of the Partnership’s assets would be impermissible, impractical or cause undue loss to the Partners, the General Partner may either (i) defer Liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy Partnership debts and obligations or (ii) distribute the assets of the Partnership to the Partners in kind.
ARTICLE XV
ACCOUNTING
     15.1 Fiscal Year. The fiscal year of the Partnership shall be the calendar year for tax purposes, and as determined by the General Partner for financial accounting purposes.
     15.2 Record Keeping. The General Partner shall keep, or cause to be kept, full and accurate records of all transactions of the Partnership in accordance with the accrual method of accounting.
     15.3 Availability of Books and Records. The Partnership’s books of account shall, at all times, be maintained in the principal office of the Partnership or the independent Manager, and shall be open during normal business hours for the reasonable inspection and examination by the Limited Partners and their authorized representatives who shall have the right to make copies thereof. The General Partner shall use its best efforts to obtain any information pertaining to the Operating Partnerships, as requested by the Limited Partners.
     15.4 Preparation of Tax Returns. Subject to the terms of the Plan and the Management Agreement, the General Partner shall prepare, or cause to be prepared, a partnership information return and any required state and local income tax returns for the Partnership for each tax year of the Partnership and, in connection therewith, shall make any appropriate elections, including elections with respect to the useful lives of the properties of the Partnership and the rates of cost recovery of such properties.

     15.5 Designation of Tax Matters Partner. Subject to the terms of the Plan and the Management Agreement, the General Partner shall be the “tax matters partner” and shall be vested with the authority and the responsibility necessary to comply with the provisions of Sections 6221 through 6232 of the Code and regulations thereunder.
     15.6 Authority of General Partner to Deal With Tax Matters. Subject to the terms of the Plan and the Management Agreement, the General Partner shall have the exclusive right to litigate, settle or compromise any claim for taxes asserted against the Partnership upon audit of the Partnership’s books or otherwise.
ARTICLE XVI
REPORTS AND STATEMENTS
     16.1 Preparation of Reports. The General Partner, at the expense of the Partnership, shall cause to be delivered to the Limited Partners the following:
     (a) within sixty (60) days after the acquisition of an Operating Interest, a description of the Project thereby acquired;
     (b) within seventy-five (75) days after the close of each fiscal year, such information as shall be necessary (including a statement for that year of the Limited Partners; share of net income, net gains, net losses and other Partnership Tax Items) for the preparation by the Limited Partners of their federal, state and local income and other tax reports and returns; and
     (c) within one hundred twenty-five (125) days after the close of each fiscal year, a financial statement of the Partnership for the preceding year prepared at the expense of the Partnership by an independent firm of Certified Public Accountants selected by the General Partner including:
     (i) a balance sheet, net income statement and statement of changes in financial position;
     (ii) statement of the Partners’ Capital Accounts;
     (iii) a cash flow statement of the Partnership reflecting the partnership’s revenues and expenses; and
     (iv) such other information, including without limitation estimates of tax losses and LIHC, as the General Partner shall deem appropriate for the Partners to be advised of pertaining to the financial status and results of operations of the Partnership and the Operating Partnerships.
     The reports required by (i) and (ii) above shall be prepared in accordance with generally accepted accounting principles and accompanied by an auditor’s report containing an opinion of such independent Certified Public Accountants. Such reports are required to be audited if so requested by Partners whose aggregate Interests in Capital exceed 30% or if required by any regulatory authorities having jurisdiction over the Partnership.

     16.2 Notification. The General Partner shall, within 10 days after receipt thereof, forward, or cause to be forwarded, to the Limited Partners a copy of any notice received by the General Partner or the Partnership of any default with respect to any material instrument to which the Partnership is a party or which affects the assets of the Partnership, and shall report to the Limited Partners any other significant developments affecting the Partnership, its business or assets, as soon as practicable following the occurrence of each such development.
ARTICLE XVII
AMENDMENTS
     17.1 Authority to Amend This Agreement. The Limited Partners hereby grant the General Partner the absolute right to amend this Agreement to accomplish any of the following acts:
     (a) change the name of the Partnership;
     (b) change the Partnership’s principal place of business;
     (c) admit additional or substitute Limited Partners in accordance with this Agreement;
     (d) qualify the Partnership to do business under the laws of any state;
     (e) ensure that the Partnership will not be treated as an association taxable as a corporation;
     (f) ensure compliance with the regulations of all Governmental Agencies having jurisdiction over the Partnership or a Project; and
     (g) effect any change which does not substantially affect the rights, obligations and remedies of the Limited Partners hereunder.
     17.2 Amendments Requiring Approval. Permissible amendments other than the foregoing must be approved in writing by a majority in Interest of the Limited Partners.
     17.3 Certain Amendments Prohibited. The Partnership shall adopt no amendment which, in the opinion of counsel to the Partnership, shall:
     (a) convert a Limited Partner into a general partner or otherwise affect the limited liability of any Limited Partner;
     (b) give the Limited Partners power to conduct or control the Partnership’s business or any aspect thereof,
     (c) add to the duties and liabilities of the General Partner without the consent of the General Partner;

     (d) make the Interest of any Partner in the assets, distributions, profits or losses of the Partnership less than the Interest of such Partner as herein provided without the written consent of such Partner;
     (e) adversely affect the status of the Partnership as a partnership for federal income tax purposes; or
     (f) render the Partnership in noncompliance with the applicable rules and regulations of any Governmental Agency.
     17.4 Limited Partner Election to Opt Out. Any Limited Partner who does not vote in favor of the Proposal set forth in the Consent and Solicitation Statement dated as of                   , 1992, may elect, by written notice received by the Partnership on or before October 1, 1992, to have allocations of income, loss, credits and distributions made to it pursuant to the provisions of the Initial Partnership Agreement, as if such provisions applied to all the Partners hereof.
ARTICLE XVIII
DEFINITIONS
     Except as otherwise provided in the Plan, as used in this Agreement, the following terms have the meanings assigned to them in this Section unless the context clearly otherwise requires:
     “Admission Date”: July 1, 1990.
     “Affiliate”: A person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another person or entity.
     “Agreement”: This Second Amended and Restated Agreement of Limited Partnership of the Partnership.
     “Capital Account”: The Capital Account of a Partner referred to in Article V hereof.
     “Capital Contribution”: The total amount of capital contributed to the Partnership by each Partner.
     “Capital, Interest In”: A General or Limited Partner’s percentage interest in the capital of the Partnership, calculated by dividing such Partner’s paid-in Capital Contribution by the aggregate paid-in Capital Contributions of all the Partners.
     “Code”: The Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.
     “Contributed Assets”: The assets contributed by the initial Limited Partners to the Partnership pursuant to the Plan.

     “Defaulting Limited Partner”: Any Limited Partner that fails to pay any Installment or portion of any Installment when due and is in default as described in Section 5.6 hereof.
     “Elector”: A Limited Partner who validly makes the election described in Section 17.4 hereof.
     “Event of Bankruptcy”: Any of the following events:
     (i) the failure of a party to make when due any payment on indebtedness and such failure shall continue for more than the applicable period of grace with respect thereto and shall not have been waived by the holder thereof, or any other event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such indebtedness or any trustee or other person acting on behalf of such holder to cause, such indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor;
     (ii) a court having jurisdiction thereof shall enter a decree or order for relief in respect of a party in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, assignee, trustee or other similar official of such party or for any substantial part of such party’s property, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or
     (iii) the commencement of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent to the entry of an order for relief in an involuntary case under any such law, or the consent to the appointment of or the taking possession by a receiver, assignee or trustee of a party, or for a substantial part of such party’s property, or the making of any general assignment for the benefit of creditors, or the failure of a party generally to pay its debts as they become due, or the taking of any action in furtherance of any of the foregoing.
     “FmHA”: The Farmers Home Administration of the United States Department of Agriculture.
     “Governmental Agency”: Any agency or instrumentality of any federal, state or municipal government having jurisdiction over a Project, the Partnership or any income tax return of the Partnership.
     “Independent Manager”: Megan Management Company, Inc.
     “Initial Partnership Agreement”: The original Certificate of Limited Partnership of the Partnership dated as of the 1st day of July, 1990 filed in the Office of the Secretary of State of Delaware on the 28th day of December, 1990.
     “Installment”: Any installment payment due in accordance with an Investor Note.

     “Interest” or “Partnership Interest”: A General or Limited Partner’s interest in the equity of the Partnership, as reflected by his pro rata share of the total Interests in Capital of the Partnership.
     “Investor Note”: The instrument evidencing the obligation of a Limited Partner to pay installments to the Partnership in connection with making his Capital Contribution.
     “LIHC”: The low income housing credit provided by Section 42 of the Code.
     “LIHC Indemnification”: Any indemnification payment required to be paid by an Operating General Partner pursuant to an Operating Partnership Agreement or otherwise in the event of LIHC Shortfall with respect to the Project owned by such Operating General Partner’s Operating Partnership. The amount of such payment is expected to be equal to the LIHC Shortfall.
     “LIHC Recapture”: The amount of any recapture of LIHC taken by a Limited Partner in connection with his Partnership Interest.
     “LIHC Shortfall”: The amount by which the LIHC earned by a Project for any tax year with respect to which LIHC Indemnification is payable falls below 85% of Maximum LIHC for such Project, as determined (i) by the annual certificate issued to the Operating Partnership by the Governmental Agency having responsibility for the allocation of LIHC to the Project or (ii) as a result of an audit by the Service.
     “Loan Agreement”: A loan agreement between an Operating Partnership and FmHA providing for a Permanent Loan.
     “Loan Repayment and Security Agreement”: The respective Loan Repayment and Security Agreement between the Partnership and each of the Secured Lenders substantially in the form annexed as Exhibits 6 through 10 of the Confirmation Order dated July 10, 1990 with respect to the Plan providing for the payment of principal, interest, costs and expenses as set forth therein.
     “Management Agreement”: The Management Agreement dated as of the 10th day of July, 1990 by and between the Partnership and Megan Management Company, Inc., approved by the United States Bankruptcy Court for the Eastern District of New York by an Order Approving Independent Manager and Management Agreement entered on the 10th day of July, 1990, as it may be modified or amended from time to time.
     “Maximum LIHC”: The maximum amount of LIHC that in the opinion of the General Partner and the Operating General Partners should be allocated to a Project.
     “Mortgage”: A security interest in a Project granted to the FmHA pursuant to a Loan Agreement.
     “Mortgage Note”: A promissory note issued by an Operating Partnership secured by a Mortgage on its Project and evidencing such Operating Partnership“s obligation to repay its Permanent Loan.

     “Operating Deficits”: Any excess of operating expenses over operating income with respect to the Project which cannot be met by a withdrawal from the Project“s “Reserve Account”, an advance from FMHA, an increase in rents not in excess of the Maximum Rent Requirement or from another FmHA approved source.
     “Operating General Partners”: The general partners of the Operating Partnerships.
     “Operating Interest”: The equity interest as a limited partner in an Operating Partnership acquired by the Partnership.
     “Operating Partnership”: A limited partnership in which the Partnership is a limited partner, which will develop, own and operate a Project.
     “Partners”: A collective reference to the General Partner and the Limited Partners of the Partnership.
     “Permanent Loan”: The loan to a Partnership from FmHA secured by a Mortgage.
     “Plan”: The Joint Plan of Reorganization of 52 Debtors Dated May 9, 1990 (In re Bayfield Estates Limited Partnership and Related Cases, Debtors; Chapter 11 Case Number 189-92514 through 189-92516, 189-92683, 189-92817 through 189-92823, 189-92838 through 189-82842 and 189-92955 through 189-92992; Jointly Administered), as amended, and confirmed by the United States Bankruptcy Court for the Eastern District of New York by an Order entered on the 13th day of July, 1990, as it may be modified or amended from time to time.
     “Projects”: The housing projects developed, owned and operated by the Operating Partnerships.
     “Purchase Event”: An event giving rise to the obligation of an Operating General Partner to purchase an Operating Interest from the Partnership referred to in paragraph 5.3(b) hereof.
     “Refinancing”: The proceeds resulting from the refinancing or recasting of a Permanent Loan or from any borrowing secured by a Project.
     “Residual Percentages” shall equal (i) for the General Partner, 10%, and (ii) for each Partner, 90% multiplied by its respective Interest in Capital.
     “Secured Lenders”: American Investment Bank, N.A., AmSave Credit Corporation, Citytrust, The Bank of New York and U S WEST Financial Services, Inc.
     “Service”: The Internal Revenue Service of the United States Department of the Treasury.
     “Tax Items”: All items of Partnership income, gain, loss, deduction and credit.
     “Unfinanced Investor Note Security Agreement”: The Unfinanced Investor Note Security Agreement dated as of the 23rd day of July, 1990 entered into by and between ERC Properties,

Inc. as the collateral agent for certain Operating Partnerships and certain Limited Partners in the form attached as Exhibit 12 to the Confirmation order.
     “Unit”: One of the investment units in the Partnership, each representing a percentage Interest in Capital of the Partnership as set forth in Exhibit “A” attached hereto.
     “Unrecovered Capital”: The sum of each Partner’s actual paid-in Capital Contribution from time to time reduced (but not below zero) by the aggregate distributions to such Partner pursuant to Article X hereof.
     “ULPA”: The Uniform Limited Partnership Act as adopted by any State having jurisdiction over an Operating Partnership.
     “Uniform Act”: The Uniform Limited Partnership Act of the State of Delaware.
ARTICLE XIX
MISCELLANEOUS
     19.1 Notices. Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, signed by or on behalf of the person giving the notice, and shall be deemed to have been given on the earlier to occur of actual delivery or when mailed by certified mail, postage prepaid, return receipt requested, addressed to the person or persons to whom such notice is to be given at the following address (or at such other address as shall be stated in a notice similarly given):
     (a) to the General Partner at Post Office Box 11210, Glenville Station, Greenwich, Connecticut 06831-1210;
     (b) to the Independent Manager at Post Office Box 11210, Glenville Station, Greenwich, Connecticut 06831-1210; and
     (c) to the Limited Partners, c/o Megan Management Company, Inc., Post Office Box 11210, Glenville Station, Greenwich, Connecticut 06831-1210.
     19.2 Creditors Not Beneficiaries. None of the provisions of this Agreement or any agreement between the Partnership and the General Partner or any Affiliate of the General Partner shall be construed as existing for the benefit of a creditor of the Partnership or of any of the Partners, nor shall it be enforceable by any party not a signatory to this Agreement.
     19.3 Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, estates, personal representatives, successors and permitted assigns.
     19.4 Consent to Jurisdiction. Each Limited Partner hereby agrees and consents to the in personam jurisdiction of any court of competent jurisdiction and proper venue within the State of New York and the State of Delaware in any suit, action or proceeding arising out of or in connection with this Agreement. Limited Partners residing in Massachusetts may initiate any suit, action or proceeding wherever jurisdiction properly lies. Each Limited Partner hereby irrevocably appoints

Megan Management Company, Inc., 20 Carpenters Broad Road, Greenwich, Connecticut 06831 and The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, as his agents for service of process in the States of New York and Delaware, respectively, upon whom may be served any notice, process or pleading in any such suit, action or proceeding against such Limited Partner in such jurisdictions, and such Limited Partner does hereby consent that any such action or proceeding against him may be commenced in any court of competent jurisdiction and proper venue within the States of New York and Delaware by service of process upon said agents with the same effect as if such Limited Partner had lawfully been served with process in such states.
     19.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
     19.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute but one and the same instrument which may be sufficiently evidenced by one counterpart.
     19.7 Prior Agreements Superseded. This Agreement replaces and supersedes in their entirety the Initial Partnership Agreement and any other prior or contemporaneous written or oral agreements between the parties.
     19.8 Necessary Documents. The Partners agree to execute and deliver to the General Partner within five (5) days of receipt of a written request therefor, such documents, designations, powers of attorney and other instruments as may be necessary, to give full force and effect to the provisions and intent of this Agreement.
     19.9 No Waiver. Waiver of compliance at any time by any party with any provision of this Agreement shall not be deemed a waiver of future compliance with such provision or any other provision thereof.
     19.10 Rights and Remedies. The rights and remedies provided for herein are cumulative and the use of any one right or remedy by any party shall not preclude such party’s right to use any and all remedies available hereunder or otherwise, by common law, statute, rule or regulation.
     19.11 Severability. If any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, whether by court, Governmental Agency or stipulation of the parties, the remainder of this Agreement shall not be affected thereby, and this Agreement shall be construed as if such provision, to the extent invalidated, had not been contained herein.
     19.12 References and Headings. Unless specifically indicated to the contrary, references herein to Articles, Sections, subsections and paragraphs are references to Articles, Sections, subsections and paragraphs of this Agreement. The headings and captions of this Agreement are inserted for convenience and identification only and in no way define, limit or extend the scope of the text contained herein.
     19.13 Form and Gender. Where the context and circumstances so require, the use of the singular form of a word shall be deemed to include the plural form thereof (and vice versa) and the masculine gender shall be deemed to include the feminine and neuter genders thereof (and vice versa).
     19.14 Registration of Limited Partnership Interests. The distribution of Limited Partnership Interests shall be complete upon the registration of such Interests in the books of the Partnership maintained for such purpose, and no certificates of Limited Partnership Interests shall be distributed to any party.
     19.15 Security Interest. Each Limited Partner hereby grants to the Partnership a security interest in and to his Partnership Interest for the purpose of securing the obligation of said Limited Partner hereunder and the obligations of the makers of the Investor Notes who become substitute Limited Partners with respect to such Partnership Interests.
     IN WITNESS WHEREOF, the parties hereto have subscribed and sworn to this Agreement as of the day and year first above written.

MEGAN ASSET MANAGEMENT, INC.,
as General Partner

By:

Name: Gary L. Maddock
Title: President

FIRST AMERICAN HOLDINGS, INC.,
as withdrawing General Partner

By:

Name: Charles J. Choularton
Title: President

[LIMITED PARTNERS]

AMENDMENT TO SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
BAYFIELD LOW INCOME HOUSING LIMITED PARTNERSHIP
     THIS AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (the “Agreement”) entered into as of the 1ST day of October, 2005 by and among MEGAN ASSET MANAGEMENT, INC., a Delaware corporation (the “General Partner”), as general partner; and the limited partners identified on Exhibit A hereto (collectively, the “Limited Partners”; the General Partner and the Limited Partners are sometimes hereinafter referred to individually as a “Partner” and collectively as the “Partners”),
W I T N E S S E T H:
     WHEREAS, MEGAN ASSET MANAGEMENT, INC., as general partner, and the Limited Partners as limited partners, are parties to the Second Amended and Restated Agreement and Certificate of Limited Partnership (the “Second Amended Partnership Agreement”) of Bayfield Low Income Housing Limited Partnership (the “Partnership”); and
     WHEREAS, the parties hereto wish to enter into this Agreement pursuant to ARTICLE XVII AMENDMENTS — 17.1(g) for the purposes of (i) changing the principal place of business of the General Partner and the Partnership, (ii) deleting ARTICLE 11.9. Section 708 Termination, (iii) amending certain definitions contained in the Second Amended Partnership Agreement, and (iv) amending, restating and superseding the Second Amended Partnership Agreement as hereinafter set forth;
     NOW, THEREFORE. it is hereby agreed and the Second Amended Partnership Agreement is hereby further amended as follows:
(1)	Article 1.6 “The Partners” and Article 4.1 “Location” are amended to change the principal place of business of the General Partner and the Partnership from “20 Carpenters Brook Road, Greenwich, Connecticut 06831” to “1424 W. Century Avenue, Suite 102, Bismarck, North Dakota 58503”.

(2)	Article 11.9 “Section 708 Termination” is hereby deleted in its entirety.

(3)	The following provisions of Article XVIII “Definitions” are amended to read as follows:
“Agreement”: This Amendment to Second Amended and Restated Agreement of Limited Partnership of the Partnership, as it may be modified or amended from time to time.

“Independent Manager”: Megan Asset Management, Inc.
(4)	The following subsections of Article 19.1 “Notices” are hereby deleted in their entirety and the following substituted in their place and stead:
(a) to the General Partner at 1424 W. Century Avenue, Suite 102, Bismarck, North Dakota 58503;
(b) to the Independent Manager at 1424 W. Century Avenue, Suite 102, Bismarck, North Dakota 58503; and
(c) to the Limited Partners, c/o Megan Asset Management, Inc., 1424 W. Century Avenue, Suite 102, Bismarck, North Dakota 58503.
(5)	Article 19.4 “Consent to Jurisdiction”. The name and address of the agent for service of process appointed by each Limited Partner is changed to Megan Asset Management, Inc., 1424 W. Century Avenue, Suite 102, Bismarck, North Dakota 58503 and Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808.
     IN WITNESS WHEREOF, the parties hereto have subscribed and sworn to this Agreement as of the day and year first above written.

MEGAN ASSET MANAGEMENT, INC.,
as General Partner

By:

Name: Paul J. Maddock
Title: President

[LIMITED PARTNERS]